EXHIBIT 99.1

CONTACT:	STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
(732) 866-0300 - Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. ANNOUNCES
ENTRY INTO SETTLEMENT WITH CALIFORNIA EDD

Manalapan, New Jersey, January 13, 2005 - Stratus Services Group, Inc., the SMARTSolutions(TM) Company (OTC Bulletin Board: SSVG.OB), announced today that it has entered into a Payment Plan Agreement with the California Employment Development Department ("CA EDD"), an agency of the State of California, with regard to the Company's past due and unpaid employment taxes.

Joseph J. Raymond, Sr., the Company's President, stated, "I am very satisfied with the Payment Plan Agreement we have been able to work out with the CA EDD. While there were certain issues we wished the Company would have been able to resolve differently, overall I believe the Company negotiated the best deal it could, and the settlement is fair to all parties. The Payment Plan Agreement will enable the Company to pay the CA EDD over time, rather than in a large lump sum payment. It will also be beneficial to both the CA EDD and the Company because, as the Company's financial situation continues to improve, the Company's payments to the CA EDD will increase."

"Additionally the Payment Plan Arrangement does preserve the Company's rights regarding the possible abatement of penalties and interest, at a later date, should the Company decide to pursue same."

Stratus is a national provider of business productivity consulting and staffing services through a network of twenty-nine offices in seven states. Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer's labor resources. Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulations.